Exhibit 99.1

Contact:	Investor Relations:
Ryan Kimball
916-321-1849
rkimball@mcclatchy.com

McCLATCHY ANNOUNCES EARLY PARTICIPATION RESULTS OF
DEBT TENDER OFFER AND CONSENT SOLICITATION

SACRAMENTO, Calif., December 12, 2012 — The McClatchy Company (NYSE-MNI) announced today the early participation results of its offer to purchase for cash (the “Offer”) any and all of its outstanding 11.50% Senior Secured Notes due 2017 (the “Notes”) and solicitation of consents (the “Consents”) relating to its outstanding Notes.  Based on the count provided by the depositary for the Offer, $762,405,000 aggregate principal amount of Notes were validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time on December 11, 2012 (the “Early Tender Date”).  In accordance with the terms of the Offer, McClatchy will accept all $762,405,000 of the validly tendered Notes at a purchase price of $1,103.40 for each $1,000 principal amount of Notes tendered, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest on the Notes from August 15, 2012 to, but excluding, the date of purchase.  The withdrawal date for the Notes was 5:00 p.m., New York City time, on December 11, 2012.  Notes validly tendered pursuant to the Offer may not be revoked or withdrawn, unless the Company reduces the principal amount of, or the consideration for, the Notes subject to the Offer or is otherwise required by law to permit revocations or withdrawals (in which case previously tendered Notes may be validly withdrawn to the extent required by law).

Since the consents of at least 66% of the registered holders of Notes were obtained on December 11, 2012, McClatchy entered into a supplemental indenture to the indenture governing the Notes which will, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes and also release all of the collateral securing the Notes from the liens created pursuant to the collateral documents entered into in connection with the indenture governing the Notes.

The amount of Notes to be purchased and Consents obtained by McClatchy is preliminary.  The determination of the final amount of Notes to be purchased and Consents obtained is subject to confirmation by the depositary of the proper delivery of the Notes and Consents validly tendered (and not validly withdrawn).  The actual amount of Notes validly tendered (and not properly withdrawn) and Consents obtained will be announced following the completion of the confirmation process.  Payment for the Notes accepted for purchase will occur promptly thereafter.  McClatchy expects that the date of payment for the Notes tendered on or before the Early Tender Date will be December 18, 2012.  McClatchy expects the date of payment for any

Notes validly tendered (and not validly withdrawn) after the Early Tender Date to be December 31, 2012.  Payment for the Notes will be made in cash.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer.  The McClatchy Company is making the Offer only by, and pursuant to the terms of, the Amended and Restated Offer to Purchase and Consent Solicitation Statement and the related Amended and Restated Consent and Letter of Transmittal.

The complete terms and conditions of the tender offer and consent solicitation are set forth in the Amended and Restated Offer to Purchase and Consent Solicitation Statement, dated December 3, 2012, and the related Amended and Restated Consent and Letter of Transmittal, dated December 3, 2012.  Copies of the Amended and Restated Consent Solicitation Statement and the related Amended and Restated Consent and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-807-2200 (US toll-free) and 212-430-3774 (collect).

J.P. Morgan Securities LLC, BofA Merrill Lynch and Credit Suisse Securities (USA) LLC are the Dealer Managers and Consent Solicitation Agents for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812, BofA Merrill Lynch, Attention: Debt Advisory at (888) 292-0070 (toll-free) and (646) 855-3401 (collect) and Credit Suisse Securities (USA) LLC, Attention: Liability Management Group at (800) 820-1653 (toll-free) and (212) 538-7249 (collect).

About McClatchy:

The McClatchy Company is a leading media company, offering a wide array of print and digital news products in each of the markets it serves.  As the third largest newspaper company in the United States, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing, direct mail services and digital marketing solutions.  The company’s largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C.  McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

This press release contains forward-looking statements, as defined under the federal securities laws.  These forward-looking statements include statements regarding the Company’s expectation regarding completion (subject to the conditions in the tender offer) of its Offer for the Notes.  These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the Offer to Purchase and other tender documents, as well as completion of the Offer, to differ materially and adversely from the timing expressed in the forward-looking statements in this press release.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the preparation of such tender offer documents and the failure to meet one or more specified conditions set forth in the Offer to Purchase for the Offer.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the Company’s expectations as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.